Exhibit 5.1

January 04, 2005

Collegiate Funding Services, Inc.
10304 Spotsylvania Avenue
Fredericksburg, VA 22408

Re: Registration Statement on Form S-8

Gentlemen:

I am General Counsel of Collegiate Funding Services, Inc. (the “Company”) and in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on January 04, 2005 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, I am rendering this opinion as to the legality of the issuance of 4,566,952 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share under the Company’s 2002 Stock Incentive Plan (the “Plan”), which are being registered under the Registration Statement.

In this regard, I have examined the Registration Statement and originals, or copies authenticated to my satisfaction, of the Plan, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws and such other Company records, agreements, documents and other instruments and have made such other investigations as I deemed necessary and relevant in connection with the opinions set forth below.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been duly authorized, and when issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Charles L. Terribile
Charles L. Terribile
General Counsel